Exhibit 99.1


                     TRANSNET REPORTS THIRD QUARTER RESULTS

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, May 12, 2005 -- TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, announced today that for the third quarter of fiscal 2005 ended March 31, 2005, it reported a loss of $420,279, or $0.09 per diluted share, on revenue of $7,414,897, compared to net loss for the third quarter of fiscal 2004of $444,830, or $0.09 per share, on revenue of $6,855,853.

For the nine months ended March 31, 2005, the Corporation reported a loss of $397,091, or $0.08 per diluted share. This compares to a net loss of $410,497, or $0.08 per share, for the first nine months of fiscal 2004. Revenue for the nine months was $25,771,402 in fiscal 2005 compared to $23,876,775 for the same period last year.

Steven J. Wilk, president, said, "While results for the March 2005 quarter are similar to the same quarter of last year, we are extremely optimistic that we are in the beginning stages of sustainable revenue and profit growth. We are pleased to announce that TransNet has been recently been awarded nearly $10,000,000 in new project-based business with corporate, educational, and governmental agencies. Performance on these contracts will extend over several quarters. Significantly, most of this project-based business is related to the convergence of voice, video and data networks or Internet Protocol Communications ("IPC"), an area in which we believe TransNet has great opportunities for continued success.

"For the quarter ended March 30, 2005 our revenues increased by over 8% as compared to the '04 quarter, and our gross profit increased by 15% from $1,040,413 to $1,193,334. We are pleased to report that gross margins on our service revenue increased from 21% to 26% for this same period. This is due to an increase in the amount of project-based services, as opposed to our legacy technical support services. We anticipate that a significant portion of our growth in services in the future will be from project-based opportunities. Important to TransNet's growth is the fact that, unlike our legacy based business that has fixed rates for one to three years, we are able to adjust project-based pricing to address market conditions. We note that in the last few weeks, many global help desk providers reported weaker than expected results due to slower growth in these areas, impacted by exportation of help desk services, as well as decreased overall demand for these services. While the lack the demand in the legacy marketplace is greater than many anticipated, we are extremely pleased with the opportunities for TransNet's IPC market.

"The loss for the quarter ended March 30, 2005 was primarily due to a 17% increase in our sales related expenses. In recognition of greater opportunity in the project-based arena, specifically within IPC, during the last six months, we expanded our Sales Department with specially experienced and talented sales representatives, many of whom have direct experience with communication carriers and the state and governmental agencies to which we market our products and services. We continue to grow and train our skilled sales force, and anticipate a double digit revenue increase for the June quarter.

"As we continue to transition our business from a legacy based support company to project based organization, we are optimistic regarding the opportunities for our company. We continue to be focused on our core competencies, increasing revenue, profit margins, and profits, while reducing expenses not directly associated with revenue growth."

ABOUT TRANSNET

TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                               - tables attached -

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                   (unaudited)

                                                               Three Months Ended March 31,
                                                                2005                  2004
                                                           -----------------------------------
Revenues                                                    $ 7,414,897           $ 6,855,853
Pre-Tax Earnings                                               (544,682)             (444,830)
Provision for Income Tax (Benefit)                             (124,403)                   --
Earnings                                                       (420,279)             (444,830)
Basic Net (Loss) Per Common Share                                 (0.09)                (0.09)
Diluted Net (Loss) I Per Common Share                             (0.09)                (0.09)
Weighted Average Common Shares Outstanding:  Basic            4,818,304             4,774,804
Weighted Average Common Shares Outstanding -Diluted           4,818,304             4,923,646

                                                                Nine Months Ended March 31,
                                                                2005                  2004
                                                           -----------------------------------
Revenues                                                    $25,771,402           $23,876,775
Pre-Tax Earnings                                               (756,678)             (410,497)
Provision for Income Tax                                       (359,587)                   --
(Loss)  Earnings                                               (397,091)             (410,497)
Basic Net (Loss) Per Common Share                                 (0.08)                (0.09)
Diluted Net (Loss) Per Common Share                               (0.08)                (0.08)
Weighted Average Common Shares Outstanding:  Basic            4,818,304             4,774,804
Weighted Average Common Shares Outstanding:  Diluted          4,818,304             4,923,646

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